UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

CODEXIS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2018

Dear Stockholder:

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Codexis, Inc. (“Codexis,” “we,” “us” or “our”) to be held on Monday, June 11, 2018, at 9:00 a.m., California time, at our executive offices at 400 Penobscot Drive, Redwood City, California.

At this year’s Annual Meeting, you will be asked to:

(i)	elect three Class II directors to hold office until the 2021 annual meeting of stockholders;
(ii)	ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;
(iii)	transact such other business as may properly come before the Annual Meeting.

The accompanying Notice of Annual Meeting and proxy statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that election of its nominees for director and the ratification of the Audit Committee’s selection of our independent registered public accounting firm are in the best interest of Codexis and its stockholders, and, accordingly, recommends a vote “FOR” election of its nominees for director and “FOR” the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote as soon as possible. You may vote on the Internet or by telephone. If, however, you requested to receive paper proxy materials, then you may also vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided. Voting by written proxy, over the Internet or by telephone will ensure your shares are represented at the Annual Meeting.

Sincerely,

John J. Nicols
President and Chief Executive Officer

CODEXIS, INC.
200 Penobscot Drive
Redwood City, CA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, JUNE 11, 2018

To the Stockholders of Codexis, Inc. (“Codexis,” “we, “us” and “our”):

We will hold an annual meeting of our stockholders (the “Annual Meeting”) at our executive offices at 400 Penobscot Drive, Redwood City, California, on Monday, June 11, 2018, at 9:00 a.m., California time, for the following purposes:

(i)	To elect each of Kathleen S. Glaub, Bernard J. Kelley and John J. Nicols to our board of directors for a three-year term expiring at the 2021 annual meeting of stockholders or until their respective successors are duly elected and qualified or their earlier resignation or removal;
(ii)	To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
(iii)	To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

These items of business are described in the attached proxy statement. Only stockholders of record of shares of our common stock at 5:00 p.m., New York time, on April 17, 2018, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

We have elected to provide our proxy materials to our stockholders over the internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are mailing most of our stockholders a paper copy of the Notice of Internet Availability of Proxy Materials, or the Notice, but not a paper copy of our proxy statement and our 2017 Annual Report to Stockholders. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2017 Annual Report to Stockholders and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of our proxy materials by mail.

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting, and at the principal executive offices of Codexis during regular business hours for a period of not less than ten days prior to the Annual Meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet or by telephone. If, however, you requested to receive paper proxy materials, then you may also vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the instructions provided to you by that broker, bank or other nominee to determine how you will be able to submit your voting instructions. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the Annual Meeting.

Sincerely,

John J. Nicols
President and Chief Executive Officer

Redwood City, California
April 27, 2018

i

ii

CODEXIS, INC.
200 Penobscot Drive
Redwood City, CA 94063

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2018

The Board of Directors (the “Board”) of Codexis, Inc. (referred to herein as the “Company,” “Codexis,” “we”, “us” or “our”) is soliciting your proxy to vote at our 2018 Annual Meeting of Stockholders to be held on Monday, June 11, 2018, at 9:00 a.m. local time, at our headquarters located at California time, at our executive offices at 400 Penobscot Drive, Redwood City, California, or at any continuation, postponement or adjournment thereof (the “Annual Meeting”), for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting as well as any other business properly brought before the Annual Meeting. This Proxy Statement is dated as of April 27, 2018.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record as of April 17, 2018 (the “Record Date”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or e-mail may be found in the Notice of Internet Availability of Proxy Materials and on the website referred to in the Notice of Internet Availability of Proxy Materials, including an option to request paper copies on an ongoing basis. On or about April 27, 2018, we are making this Proxy Statement available on the Internet. We are mailing the Notice of Internet Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting on or about May 2, 2018. We intend to mail or e-mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested copies of such materials by mail or e-mail, within three business days of request.

The Company’s Annual Report on Form 10-K, which contains financial statements for fiscal year 2017 (the “Annual Report”), accompanies this Proxy Statement if you have requested and received a copy of the proxy materials in the mail. Stockholders that receive the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and the Annual Report at the website referred to in the Notice of Internet Availability of Proxy Materials. The Annual Report and this Proxy Statement are also available on our investor relations website at http://www.codexis.com/investors, at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov and at https://materials.proxyvote.com/192005. You also may obtain a copy of Codexis’s Annual Report, without charge, by writing to our Investor Relations department at the above address.

INFORMATION CONCERNING VOTING AND SOLICITATION

Who Can Vote

You are entitled to vote if you are a stockholder of record of our common stock (or “common stock”) as of the close of business on April 17, 2018. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

If, at the close of business on April 17, 2018, your shares of common stock were registered directly in your name with Equiniti Trust Company, our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If your shares of common stock are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of those shares and you have the right to instruct your broker, bank or other nominee, who is considered the stockholder of record for the purposes of voting at the Annual Meeting, on how to vote the shares in your account. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted.

The Internet and telephone voting will close at 11:59 p.m., New York time, on June 10, 2018. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by the Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing by 11:59 p.m., New York time, on June 10, 2018) that are received before the polls are closed at the Annual Meeting, and that are not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted “FOR” the election of Kathleen S. Glaub, Bernard J. Kelley and John J. Nicols as our Class II directors and “FOR” the ratification of the selection of BDO USA, LLP (“BDO”) as our independent registered public accounting firm. The proxy gives each of John J. Nicols and Gordon Sangster discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our Secretary a signed written notice of revocation, bearing a date later than the date of the original proxy, stating that the original proxy is revoked;
•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;
•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions will be followed); or
•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Codexis proxies should be addressed to:

Codexis, Inc.
200 Penobscot Drive
Redwood City, CA 94063
Attention: Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the broker, bank or other nominee who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

Quorum and Votes Required

At 5:00 p.m., New York time, on April 17, 2018, 53,237,966 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions.

Quorum. A majority of the outstanding shares of common stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum at the Annual Meeting. Shares of common stock held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.

Broker Non-Votes. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for any matter that the United States Securities Exchange Commission (“SEC”) determines to be a “significant matter” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker is not entitled to vote your shares on “non-routine” proposals (i.e., of the proposals to be considered at the Annual Meeting, the election of directors) without your instructions and will only vote your shares on such proposals if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

Election of Class II Directors. Our bylaws provide that a plurality of votes cast in favor of the election of a director shall be sufficient to elect such director to the board of directors. Under this plurality voting standard, the nominees for available directorships who receive the highest number of affirmative votes cast are elected. Withheld votes will not have any effect on the election of directors. Brokers are not empowered to vote on the election of directors without instructions from the beneficial owner of the shares and thus broker non-votes likely will occur. Since broker non-votes are not considered votes cast for a candidate, they will not have any effect on the election of directors.

Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of BDO as our independent registered public accounting firm. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm; thus broker non-votes are generally not expected to result from the vote on this proposal.

Solicitation of Proxies

Our board of directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices of Annual Meeting, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of April 17, 2018 for:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all directors and current executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Codexis, Inc., 200 Penobscot Drive, Redwood City, CA 94063. We have determined beneficial ownership in accordance with the rules promulgated by the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 17, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Percentage of beneficial ownership is based on 53,237,966 shares of common stock outstanding as of April 17, 2018.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Nantahala Capital Management, LLC(1)	6,679,954	12.5%
Telemark Asset Management, LLC(2)	3,250,000	6.1%
Vivo Ventures VII, LLC(3)	3,054,825	5.7%
BlackRock, Inc.(4)	2,672,981	5.0%

Named Executive Officers and Directors
John J. Nicols(5)	3,002,734	5.6%
Gordon Sangster(6)	585,298	1.1%
James J. Lalonde(7)	644,053	1.2%
Michael Aldridge(8)	229,707	*
Thomas R. Baruch(9)	212,170	*
Pam P. Cheng	97,934	*
Byron L. Dorgan(10)	314,670	*
Kathleen S. Glaub	102,197	*
Bernard J. Kelley(11)	303,283	*
David V. Smith(12)	56,679	*
Dennis P. Wolf(13)	172,920	*
Patrick Y. Yang	348,234	*
All executive officers and directors as a group (12 persons)(14)	6,069,879	11.4%
*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Based solely on a Schedule 13G/A (the “Nantahala 13G/A”) filed by Nantahala, Wilmot B. Harkey and Dan Mack (collectively, the “Nantahala Reporting Persons”) on February 14, 2018 with respect to shares of Codexis common stock beneficially owned by the Nantahala Reporting Persons as of December 31, 2017. Wilmot B. Harkey and Dan Mack are the managing members of Nantahala. Based solely on the Nantahala 13G/A, each of the Nantahala Reporting Persons has shared voting and dispositive power with respect to shares of Codexis common stock, Nantahala may be deemed to be the beneficial owner of shares of Codexis common stock held by funds and separately managed accounts under its control, and as the managing members of Nantahala, each of Messrs. Harkey and Mack may be deemed to be a beneficial owner of those shares. The address of the Nantahala Reporting Persons is 19 Old Kings Highway South, Suite 200, Darien, CT 06820.
(2)	Based solely on a Schedule 13G filed by Telemark Asset Management, LLC, Telemark Fund LP and Colin McNay (collectively, the “Telemark Reporting Persons”) on November 20, 2017 with respect to shares of Codexis common stock beneficially owned by the Telemark Reporting Persons as of November 10, 2017. Telemark Asset Management, LLC is the investment adviser of Telemark Fund, LP. Colin McNay is the President and sole owner of Telemark Asset Management, LLC. Each Telemark Reporting Person may be deemed to beneficially own 3,250,000 shares. The principal business address of the Telemark Reporting Persons is One International Place, Suite 4620, Boston, MA 02110.
(3)	Based solely on a Schedule 13G/A filed by Vivo Ventures VII, LLC (“Ventures VII”) on September 25, 2017, consists of (i) 2,989,664 shares of Codexis common stock held of record by Vivo Ventures Fund VII, L.P. (“Ventures Fund”) and (ii) 65,161 shares of Codexis common stock held of record by Vivo Ventures VII Affiliates Fund, L.P. (“Affiliates Fund”), in each case as of September 14, 2017. As the general partner of both Ventures Fund and Affiliates Fund, Ventures VII may be deemed to have sole voting and dispositive power with respect to the shares of Codexis common stock held by Ventures Fund and Affiliates Fund. The voting members of Ventures VII are Frank Kung, Albert Cha, Edgar Engleman, Chen Yu and Shan Fu, none of whom has individual voting or investment power with respect to the shares of Codexis common stock held by Ventures Fund and Ventures Affiliate and each of whom disclaims beneficial ownership of such shares. The principal business address of Vivo Ventures VII, LLC is 505 Hamilton Avenue, Suite 207, Palo Alto, CA 94301.
(4)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on January 29, 2018, with respect to shares of Codexis common stock beneficially owned by BlackRock as of December 31, 2017. BlackRock has sole voting and dispositive power with respect to such shares. The principal business address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(5)	Consists of (i) 1,072,679 shares owned directly by Mr. Nicols and (ii) 1,930,055 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2018.
(6)	Consists of (i) 171,925 shares owned directly by Mr. Sangster and (ii) 413,373 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2018.
(7)	Consists of (i) 230,066 shares owned directly by Dr. Lalonde and (ii) 413,987 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2018.
(8)	Consists of 229,707 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2018.
(9)	Consists of (i) 172,170 shares owned directly by Mr. Baruch and (ii) 40,000 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2018.
(10)	Consists of (i) 194,670 shares owned directly by Mr. Dorgan and (ii) 120,000 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2018.
(11)	Consists of (i) 229,951 shares owned directly by Mr. Kelley and (ii) 73,332 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2018.
(12)	Consists of shares owned directly by a family trust of which Mr. Smith is trustee.
(13)	Consists of (i) 116,254 shares owned directly by Mr. Wolf and (ii) 56,666 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2018.
(14)	Consists of (i) 2,792,759 shares owned directly by our executive officers and directors as a group and (ii) 3,277,120 shares issuable pursuant to stock options exercisable within 60 days of April 17, 2018.

Annual Report

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which contains our consolidated financial statements for fiscal year 2017, accompanies this proxy statement.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, our quarterly reports on Form 10-Q and our current reports on Form 8-K.

ITEM 1

ELECTION OF DIRECTORS

Board Structure

Our bylaws provide for a fixed number of directors as set by the board of directors. There are currently nine directors on our board. The directors are divided into three classes, each of whom serves for a term of three years: Class I directors (who hold office until the close of the 2020 annual meeting of stockholders), Class II directors (who hold office until the close of the Annual Meeting) and Class III directors (who hold office until the close of the 2019 annual meeting of stockholders). At each annual meeting of stockholders, the term of one of the classes of directors expires. The class of directors with a term expiring at the Annual Meeting are the Class II directors, currently consisting of three directors, Kathleen S. Glaub, Bernard J. Kelley and John J. Nicols.

Director Nominees

Based upon the recommendation of our nominating and corporate governance committee, our board of directors has nominated each of Kathleen S. Glaub, Bernard J. Kelley and John J. Nicols for election as a Class II director to our board. If elected, each director nominee would serve a three-year term expiring at the close of our 2021 annual meeting of stockholders, or until his or her successor is duly elected and qualified. Each of Ms. Glaub, Mr. Kelley and Mr. Nicols currently serves on our board of directors, and has agreed to be named in this proxy statement and to serve as a director if elected. Biographical information on each of the director nominees is furnished below under “Director Nominee Biographical Information.”

Set forth below is information regarding the director nominees as of April 17, 2018:

Name	Age	Director Since
Kathleen S. Glaub(1)(2)	64	2014
Bernard J. Kelley(3)	76	2004
John J. Nicols	54	2012
(1)	Member of the Science & Technology Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Director Nominee Biographical Information

The following biographical information is furnished as of April 17, 2018 with regard to the director nominees.

Kathleen S. Glaub has served as a director of Codexis since September 2014. Ms. Glaub brings to our board of directors experience in company-building and business strategy at drug development and technology companies. Ms. Glaub currently acts a strategic advisor to several biotechnology companies. From August 2014 until its acquisition by Merck in July 2016, Ms. Glaub served as Chief Executive Officer of Afferent Pharmaceuticals, which was a clinical-stage biotechnology company developing treatments for respiratory and urologic disorders and chronic pain. Ms. Glaub also served on the board of directors of Afferent from 2013 through 2016. Previously, from November 2001 to May 2013, Ms. Glaub served as President of Plexxikon Inc., a biopharmaceutical company that was acquired by Daiichi Sankyo in 2011. Prior to Plexxikon, Ms. Glaub served as Chief Financial Officer for Cell Genesys, Inc., a biotechnology company. Prior to Cell Genesys, Ms. Glaub served as the Treasurer of Genentech, Inc., a biotechnology company (“Genentech”), and held various financial and treasury roles at Intel Corporation. In January 2017, she joined the advisory board for Bailard Healthcare Fund. Ms. Glaub received her B.A. from the University of California, Berkeley, and her M.B.A. from Northwestern University.

Bernard J. Kelley has served as a director of Codexis since April 2004. Mr. Kelley brings to our board of directors experience in pharmaceutical manufacturing, as well as senior management and financial operations experience. From 1993 to 2002, Mr. Kelley was the President of the Merck Manufacturing Division, a division of Merck & Co., Inc. (“Merck”), a global pharmaceutical company, and he served as a member of the Merck Management Committee from 1995 to 2002. Mr. Kelley previously served on the board of directors of Aegis

Analytical Corporation, an enterprise software company, from 2004 to 2006, and on the board of directors and compensation and audit committees of MAP Pharmaceuticals, Inc., a biotechnology company focused on developing inhalation-based therapies which was acquired by Allergan, Inc. in March 2013, from May 2007 to March 2013. In addition, Mr. Kelley serves as a member of the board of trustees and the finance committee of the Catholic Foundation of Greater Philadelphia, a non-profit organization based in Philadelphia, and as a member of the board of trustees and finance committee of the National Liberty Museum, also a non-profit organization based in Philadelphia. Mr. Kelley holds a B.S. in engineering from the U.S. Naval Academy.

John J. Nicols has served as our President and Chief Executive Officer and as a director of Codexis since June 2012. Mr. Nicols brings to our board of directors his knowledge of Codexis as its President and Chief Executive Officer and his extensive prior management experience in the chemicals industry. Prior to that time, Mr. Nicols served in various capacities at Albemarle Corporation, a public company focused on the development, manufacture and marketing of highly engineered specialty chemicals, since he joined that company in 1990. Mr. Nicols most recently served as its Senior Vice President, Strategic Development and Catalysts, from March 2012 to June 2012. Mr. Nicols previously served as its Vice President, Catalysts from January 2007 to February 2012, its Vice President, Fine Chemistry from June 2002 to December 2006, its Division Vice President, Global Flame Retardants business from February 1999 through June 2002 and its Asia Pacific Business Director for the Bromine Chemicals business, based in Tokyo, Japan, from 1995 to 1998. Prior to his time with Albemarle Corporation, Mr. Nicols worked for three years in manufacturing and research and development for Hercules, Inc. Mr. Nicols has served on the board of directors of California Life Sciences Association (formerly BayBio), a non-profit organization, since January 2014. In addition, Mr. Nicols has served on the board of directors of Solve ME/CFS Initiative, a non-profit organization, since January 2015, and currently serves as chairperson and on the executive and nominating committees of that organization. Mr. Nicols received a B.S. in Chemical Engineering from the Polytechnic Institute of New York University and an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES.

Directors Not Standing for Election

Set forth below is information for the members of the board whose terms of directorship do not expire at the Annual Meeting and who are not standing for election at this year’s Annual Meeting as of April 17, 2018:

Name	Age	Director Since	Class/Term Expires
Thomas R. Baruch(1)(2)	79	2002	Class I/2020
Pam P. Cheng(1)(3)	47	2014	Class I/2020
Patrick Y. Yang(1)(2)	70	2014	Class I/2020
Byron L. Dorgan(3)(4)	75	2011	Class III/2019
David V. Smith(4)	58	2016	Class III/2019
Dennis P. Wolf(4)	65	2007	Class III/2019
(1)	Member of the Science & Technology Committee
(2)	Member of the Nominating and Corporate Governance Committee
(3)	Member of the Compensation Committee
(4)	Member of the Audit Committee

The following director biographical information is furnished as of April 17, 2018 with regard to our directors (other than our director nominees) whose terms of directorship do not expire at the Annual Meeting.

Thomas R. Baruch has served as a director of Codexis since 2002. Mr. Baruch brings to our board of directors knowledge of the biotechnology and clean technology industries as well as public company governance experience. Since April 2013, Mr. Baruch has served as partner of Formation 8, a venture capital fund, and since November 2010, Mr. Baruch has served as managing general partner of Baruch Future Ventures, LLC, a venture capital fund that he founded. Mr. Baruch is also the founder and partner emeritus of CMEA Capital, a venture capital firm that was established in 1989 as an affiliated fund of New Enterprise Associates. Mr. Baruch served as managing partner of CMEA Capital from 1989 to October 2010. Mr. Baruch currently serves as a director for various clean technology companies, including as a member of the board of directors of Calysta, Inc., a developer of synthetic protein for application in feeding fish raised on commercial aquafarms, Urban Electric Power, a developer of rechargeable battery systems, and Heliotrope Technologies, Inc., a developer of dynamic glass for architectural applications in commercial industrial buildings. In addition, Mr. Baruch is currently on the board of directors of TeselaGen Biotechnology, a private biotechnology company; LaunchPad Central, a developer and seller of software for early stage investors and entrepreneurs; and That Man May See Foundation, a charitable foundation which supports the Department of Ophthalmology at the University of California, San Francisco. Before starting CMEA, Mr. Baruch was a founder and Chief Executive Officer of Microwave Technology, Inc., a supplier of gallium arsenide integrated circuits. Prior to his employment with Microwave Technology, Inc., Mr. Baruch managed a dedicated venture fund at Exxon Corp, and was president of the Exxon Materials Division. Earlier in his career, Mr. Baruch worked as a patent attorney and remains a registered patent attorney. He is also both a member of the Executive Committee of the Council of Competitiveness and member of the Steering Committee of the ESIS Initiative (Energy, Security, Innovation, and Sustainability) of the Council of Competitiveness. Mr. Baruch is a member of the board of trustees of Rensselaer Polytechnic Institute and the Sierra Club Climate Recovery Cabinet. Mr. Baruch holds a B.S. in engineering from Rensselaer Polytechnic Institute and a J.D. from Capital University.

Pam P. Cheng has served as a director of Codexis since October 2014. Ms. Cheng brings to our board of directors experience in pharmaceutical manufacturing and conducting business in Asia, as well as senior management and financial operations experience. Ms. Cheng has served as the Executive Vice President, Operations and IT for AstraZeneca plc, a publicly-traded multinational pharmaceutical and biologics company, since June 2015. Previously, Ms. Cheng was a 17-year veteran of Merck and most recently served as President of MSD China, Merck’s subsidiary in China. Prior to serving as President of MSD China, Ms. Cheng served as Senior Vice President, Global Supply Chain Management for Merck in New Jersey, with overall end-to-end supply chain oversight for its human health, vaccines, and consumer care businesses globally. Before Merck, Ms. Cheng held operational roles at GAF Chemicals and UOP/Union Carbide. Ms. Cheng received an M.B.A. in Marketing from Pace University in New York and her Bachelor and Masters of Chemical Engineering from the Stevens Institute of Technology in New Jersey. She has also earned Six Sigma Executive Belt Certification.

Byron L. Dorgan has served as a director of Codexis since February 2011. Mr. Dorgan brings to our board of directors experience in economic issues, policy making, health care and government affairs. Mr. Dorgan represented the State of North Dakota in the United States Senate from 1992 to January 2011, when he retired. Prior to serving in the United States Senate, Mr. Dorgan served in the United States House of Representatives from 1981 to 1992. During his time in the United States Senate, Mr. Dorgan served in the United States Senate Leadership, first as Assistant Democratic Floor Leader and then as Chairman of the Democratic Policy Committee. He also served as the Chairman of the Committee on Indian Affairs and was the senior Senator on the Appropriations, Energy and Commerce Committees. Prior to being elected to the United States House of Representatives, Mr. Dorgan served as North Dakota State Tax Commissioner from 1969 until 1980. Mr. Dorgan is a New York Times bestselling author of four books, including Take this Job and Ship It: How Corporate Greed and Brain-Dead Politics Are Selling Out America, Reckless! How Debt, Deregulation and Dark Money Nearly Bankrupted America, Blowout and Gridlock. Mr. Dorgan holds a B.S. from the University of North Dakota and an M.B.A. from the University of Denver.

David V. Smith has served as a director of Codexis since March 2016. Mr. Smith brings to our board of directors extensive experience in financial management, corporate finance and corporate governance. Mr. Smith served as Chief Operating Officer of IntegenX, a privately held company focused on rapid DNA identification technology, until its acquisition by Thermo Fisher Scientific in March 2018. Prior to IntegenX, he was Executive Vice President and Chief Financial Officer of Thoratec Corporation, a publicly-traded company focused on the development of advanced therapy options for the treatment of heart disease, from December 2006 until July 2011. Prior to joining Thoratec in 2006, Mr. Smith served as Vice President and Chief Financial Officer of Chiron Corporation, which he joined in 1999, and where he held a number of positions of increasing responsibility, including Vice President, Principal Accounting Officer and Controller, and Vice President of Finance. Mr. Smith served as the Vice President of Finance and Chief Financial Officer at Anergen Incorporated from 1997 to 1999. From 1988 to 1997, Mr. Smith served in various financial management positions with Genentech, Inc., both in the United States and Europe. He previously held finance positions at Syntex

Corporation and IBM Corporation. Mr. Smith previously served as chair of the Audit Committee and a Director of OncoGenex Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, and of Perlegen Sciences, Inc. He holds a B.A. in Economics and History from Willamette University and an M.B.A. specializing in finance from Golden Gate University.

Dennis P. Wolf has served as a director of Codexis since December 2007. Mr. Wolf brings to our board of directors extensive experience in financial management, corporate finance and public company corporate governance. Mr. Wolf served as Chief Financial Officer of DataStax, Inc., a private software company, from November 2013 to February 2017. Prior to DataStax, Mr. Wolf served as Executive Vice President and Chief Financial Officer of Fusion-io Multisystems, a computer hardware and software company, from November 2009 to October 2013. Prior to Fusion-io, Mr. Wolf served as Executive Vice President and Chief Financial Officer of MySQL AB. Mr. Wolf has also held financial management positions for public high technology companies including Apple Computer, Inc., Centigram Communications, Inc., Credence Systems Corporation, Omnicell, Inc., Redback Networks Inc. and Sun Microsystems, Inc. Mr. Wolf has been a director and chair of the audit committee for other public companies including Quantum Corporation, Avanex Corporation, Bigband Networks, Komag, Inc., Registry Magic, Inc. and Vitria Technology, Inc., and served as a director of Exponential Interactive, Inc. He holds a B.A. from the University of Colorado and an M.B.A. from the University of Denver.

Patrick Y. Yang has served as a director of Codexis since February 2014. Dr. Yang brings to our board of directors significant experience in pharmaceutical manufacturing and process development. Dr. Yang currently serves as Executive Vice President and Senior Advisor to the Chief Executive Officer of Juno Therapeutics, Inc. From January 2010 to March 2013, Dr. Yang served as Executive Vice President and Global Head of Technical Operations for F. Hoffmann-La Roche Ltd., a world leader in research-focused pharmaceuticals and diagnostics, where he was responsible for Roche’s pharmaceutical and biotechnology manufacturing operations, process development, quality, regulatory, supply management and distribution functions, and was accountable for more than 15,000 employees worldwide. From December 2003 to December 2009, Dr. Yang worked for Genentech, where he most recently served as Executive Vice President of Product Operations, and was responsible for Genentech’s manufacturing, process development, quality, regulatory affairs and distribution functions. Prior to joining Genentech, Dr. Yang worked for Merck, where he held several leadership roles including Vice President of Asia/Pacific Manufacturing Operations and Vice President of Supply Chain Management. He also previously worked at General Electric Co. and Life Systems, Inc. Dr. Yang currently serves on the board of directors of Tesoro Corporation, a public independent petroleum refining and marketing company, PharmaEssentia Corporation (Taiwan), a public clinical-stage biotechnology company, and Amyris, Inc., a public synthetic biology/biotechnology company; and Taiwania Capital Management Company in Taiwan. Dr. Yang earned a B.S. in Engineering from the National Chiaotung University in Taiwan, a M.S. in Electrical Engineering from the University of Cincinnati and a Ph.D. in engineering from the Ohio State University.

Executive Officers

The executive officers of Codexis are set forth below with their ages as of April 17, 2018:

Name	Age	Position
John J. Nicols	54	President and Chief Executive Officer
Gordon Sangster	65	Senior Vice President and Chief Financial Officer
Michael Aldridge	51	Senior Vice President, Corporate & Strategic Development
James J. Lalonde	57	Senior Vice President, Research & Development

Executive Officer Biographical Information

The following biographical information is furnished with regard to our executive officers (except for Mr. Nicols, whose biographical information appears above under “Directors Not Standing for Election”) as of April 17, 2018:

Michael Aldridge has served as Senior Vice President, Corporate & Strategic Development of Codexis since October 2016. Mr. Aldridge previously served on the board of directors of Sirona Therapeutics Ltd., a privately-held therapeutics company, from July 2015 to July 2017, and also served as President and Chief Executive Officer of Sirona from October 2015 until October 2016. Mr. Aldridge also serves as a member of the Board of Directors of University of Canterbury Foundation in America, Inc. since January 2015. Prior to that, from January 2012 to September 2014, Mr. Aldridge served as Senior Vice President, Corporate Strategic Development for Questcor Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company acquired by Mallinckrodt Pharmaceuticals in 2014. From May 2010 to September 2012, Mr. Aldridge served as Chief Executive Officer and a member of the board of directors for Xenome Limited, a privately-held biopharmaceutical company headquartered in Australia. Between 2003 and 2009, Mr. Aldridge served as Chief Executive Officer and a member of the board of directors of Peplin, Inc., a publicly-traded drug development company acquired by LEO Pharma A/S in 2009. Prior to that, Mr. Aldridge held investment banking positions at various financial firms, including Wilson HTM Investment Group, Bear, Stearns & Co., Volpe, Brown, Whelan & Company and S.G. Warburg Group. Mr. Aldridge received a B.S. in Chemistry from the University of Canterbury in Christchurch, New Zealand and an M.S. in Applied Finance from Macquarie University in Sydney, Australia.

James J. Lalonde has served as Senior Vice President, Research and Development of Codexis since February 2014. He served as Codexis’ Vice President, Research and Development from December 2005 to February 2014. Dr. Lalonde joined Codexis in July 2004 as Director, Biocatalysis and Chemical Development. Prior to joining Codexis, Dr. Lalonde worked at Altus Biologics, Inc. and Vista Chemical Co. He is also the co-author on a variety of research publications and a co-inventor on numerous patents. Dr. Lalonde holds an Honours B.S. from Lakehead University and a Ph.D. in Organic Chemistry from Texas A&M University.

Gordon Sangster has served as our Senior Vice President and Chief Financial Officer since August 2014. Prior to joining Codexis, Mr. Sangster served as Chief Financial Officer of Nitinol Devices & Components, a private medical device manufacturer, from October 2011 until July 2014. Prior to that role, Mr. Sangster was Chief Financial Officer of ITC Nexus-Dx, a private medical device company that focused on point-of-care diagnostics, from October 2010 to July 2011. From November 2007 to October 2010, Mr. Sangster was Chief Financial Officer of Micrus Endovascular, a publicly traded medical device company that was acquired by Johnson & Johnson. From 2006 to 2007, Mr. Sangster was also Chief Financial Officer of HemoSense, Inc., a publicly traded medical device company that was acquired by Alere. Prior to that role, Mr. Sangster was Chief Financial Officer of AP Pharma, a publicly traded biotechnology company, from 2000 to 2006. Prior to his Chief Financial Officer roles, Mr. Sangster held roles of increasing responsibility in finance at AP Pharma, Raychem, and CooperVision. Mr. Sangster is a member of the Institute of Chartered Accountants in England and Wales.

CORPORATE GOVERNANCE MATTERS

Composition of the Board of Directors

Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control at our company. Of the members of our board of directors, Messrs. Baruch, Dorgan, Kelley, Smith and Wolf, Dr. Yang and Mmes. Glaub and Cheng are independent directors as defined under the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

The role of Chairman of our board of directors is separate from the Chief Executive Officer position in order to ensure independent leadership of the board of directors. Our board of directors has determined that its structure is appropriate to fulfill its duties effectively and efficiently, so that our Chief Executive Officer can focus on leading our company, while the Chairman can focus on leading the board of directors in overseeing management.

Board Meetings

Our board held seven meetings during fiscal year 2017. During fiscal year 2017, all of our directors attended at least 75% of the combined total of (i) all board meetings held during the period for which each such director was a member of the board and (ii) all meetings of committees of the board of which the director was a member. Each board member is free to suggest the inclusion of items on the agenda for each board meeting. The board regularly meets in executive session without management or other employees present. The board encourages its members to attend its annual meetings of stockholders. Mr. Nicols was the only member of our board of directors to attend our 2017 annual meeting of stockholders.

Board Committees

Our board of directors has the following standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a science and technology committee. The composition and responsibilities of the audit committee, the compensation committee, the nominating and corporate governance and science and technology committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee selects the independent registered public accounting firm; evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fees; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC; reviews our critical accounting policies and estimates; and annually reviews the audit committee charter and the committee’s performance. Additionally, our audit committee reviews the relevant facts and circumstances of any related party transactions and reviews the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics. The current members of our audit committee are Byron L. Dorgan, David V. Smith and Dennis P. Wolf. Mr. Smith serves as the chair of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that Mr. Wolf is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under applicable Nasdaq rules. Each of the members of our audit committee qualifies as an independent director under the applicable rules and regulations of the SEC and Nasdaq listing standards relating to audit committee independence. Our audit committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. The audit committee charter can be found in the corporate governance section of our website at www.codexis.com. The audit committee met six times during fiscal year 2017.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Our compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. Our compensation committee also reviews and approves the grants of stock options and other equity awards under our stock plans. Our compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The current members of our compensation committee are Pam P. Cheng, Byron L. Dorgan and Kathleen S. Glaub. From January 1, 2017 until Ms. Glaub’s appointment as a member of the compensation committee in August 2017, Bernard J. Kelley also served as a member of the compensation committee. Mr. Dorgan serves as the chair of the committee. Each of the members of our compensation committee is an independent director under the Nasdaq listing standards and an “outside” director under the applicable rules and regulations under the Internal Revenue Code of 1986, as amended, relating to compensation committee independence. Our compensation committee operates under a written charter, which can be found in the corporate governance section of our website at www.codexis.com. The compensation committee met seven times during fiscal year 2017.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The current members of our nominating and corporate governance committee are Thomas R. Baruch, Bernard J. Kelley and Patrick Y. Yang. Dr. Yang serves as the chair of the committee. Each of the members of our nominating and corporate governance committee is an independent director under Nasdaq listing standards relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter, which can be found in the corporate governance section of our website at www.codexis.com. The nominating and corporate governance committee met three times during fiscal year 2017.

Science and Technology Committee

Our science and technology committee assists our board of directors and management in understanding emerging or evolving scientific or technological issues of importance to the company, the status and progress of our research and development programs and our intellectual property position. In addition, the science and technology committee advises management on our technology development programs in order to enable us to achieve our long-term strategic technology development objectives. The current members of our science and technology committee are Thomas R. Baruch, Pam P. Cheng, Kathleen S. Glaub and Patrick Y. Yang. Ms. Cheng serves as the chair of the committee. The science and technology committee operates under a written charter, which can be found in the corporate governance section of our website at www.codexis.com. The science and technology committee met four times during fiscal year 2017.

Risk Oversight

Our board of directors generally oversees corporate risk in its review and deliberations relating to our activities, including financial and strategic risk relevant to our operations. In addition, our board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The audit committee oversees management of financial risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive and other compensation plans and arrangements and employee retention. The nominating and corporate governance committee manages risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks. Our board of directors believes that administration of its risk oversight function has not affected the board of directors’ leadership structure.

Risk Assessment and Compensation Practices

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses and, in respect of our sales team, sales commissions, focus on achievement of short-term or annual goals, which may encourage the taking of short-term or annual risks at the expense of long-term results, we believe that our compensation policies help mitigate this risk and that our performance-based cash bonuses and, in respect of our sales team, sales commissions, are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A portion of the compensation provided to our eligible employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Director Nominations and Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in Codexis’ industry and relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of Codexis’ operations; practical and mature business judgment, including the ability to make independent analytical inquiries; and diversity of business or career experience relevant to the success of Codexis, such as public policy and government relations. The board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The nominating and corporate governance committee may decide to retain an executive search firm to identify director candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The nominating and corporate governance committee will also consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the board at an annual meeting, the stockholder must provide notice to Codexis, which notice must be delivered to, or mailed and received at, Codexis’ principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee and the nominating person, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s and the nominating person’s indirect and direct interests in shares of our common stock, information regarding the relationships between the proposed nominee and the nominating person (and such nominating person’s affiliates and those with whom the nominating person is acting in concert), and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, upon request to our Secretary, at 200 Penobscot Drive, Redwood City, California 94063. Candidates recommended by our stockholders are evaluated in the same manner as candidates identified by a member of the nominating and corporate governance committee.

Compensation Committee Interlocks and Insider Participation

During 2017, Pam Cheng, Byron L. Dorgan, Bernard J. Kelley and Kathleen S. Glaub served as members of our compensation committee. None of the members of our compensation committee in 2017 nor any of the current members of the compensation committee, has at any time during the prior three years been an officer or employee of Codexis. None of our executive officers currently serves, or in the prior three years has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Communication with the Board

Interested persons, including stockholders, may communicate with our board of directors by sending a letter to our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, California 94063. Our Secretary will submit all correspondence to the chairman of the board directors and to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics can be found in the corporate governance section of our website at www.codexis.com. In addition, our code of business conduct and ethics is available in print to any person without charge upon request. Please direct all requests to our Secretary at our principal executive offices at Codexis, Inc., 200 Penobscot Drive, Redwood City, California 94063. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and officers, on our website identified above.

Director Compensation

Our non-employee director compensation policy provides for the following annual cash compensation to our non-employee directors: an annual cash retainer of $50,000 for their service as members of the board, other than the chairman of the board, who receives an annual cash retainer of $110,000; an additional annual cash retainer of $20,000 per year to members of our compensation committee, other than the chairperson of our compensation committee, who receives an additional annual cash retainer of $30,000 per year; an additional annual cash retainer of $10,000 per year to members of our nominating and corporate governance committee, other than the chairperson of our nominating and corporate governance committee, who receives an additional annual cash retainer of $15,000 per year; $20,000 per year to members of our audit committee, other than the chairperson of our audit committee, who receives an additional annual cash retainer of $30,000 per year; and $10,000 per year to members of the science and technology committee, other than the chairperson of our science and technology committee, who receives an additional cash retainer of $15,000. These cash retainers are paid quarterly in arrears.

In addition to the annual cash retainers, our non-employee director compensation policy provides that, upon election to our board of directors, each non-employee director is automatically granted an initial restricted stock award covering a number of shares of our common stock equal to $100,000 divided by the per share closing trading price of our common stock on the date of grant. Such initial restricted stock awards vest as to one-third of the total number of shares subject to the award on the first anniversary of the date the director commences service on our board of directors, with the remainder of the award vesting and becoming exercisable at a rate of one-third of the total number of shares subject to the award each year thereafter, subject to the director’s continued service to the Company on each applicable vesting date. In addition, the policy provides that, on the date of each annual meeting of stockholders, each non-employee director is granted a restricted stock award covering a number of shares of our common stock equal to $85,000 divided by the per share closing trading price of our common stock on the date of grant. Such annual restricted stock awards vest as to all of the shares subject to the award on the earlier of the first anniversary of the date of grant or the next annual stockholder meeting, subject to the director’s continued service to the Company on such vesting date.

In May 2017, our Compensation Committee reviewed a competitive assessment of our non-employee director compensation program performed by Compensia, our independent compensation consultant. The Company’s average total direct compensation per director was below the median of our peers, and the total cost of governance approximated the median of our peers.

The following table sets forth information regarding compensation earned by our non-employee directors who served during the fiscal year ended December 31, 2017:

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total
Thomas R. Baruch	$79,620	$84,997	—	$164,617
Pam P. Cheng	85,000	84,997	—	169,997
Byron L. Dorgan	100,000	84,997	—	184,997
Kathleen S. Glaub	62,446	84,997	—	147,443
Bernard J. Kelley	127,934	84,997	—	212,931
David V. Smith	72,011	84,997	—	157,008
Dennis P. Wolf	77,989	84,997	—	162,986
Patrick Y. Yang	75,000	84,997	—	159,997
(1)	The amounts reported in this column reflect the grant date fair value of stock awards granted during the fiscal year ended December 31, 2017 calculated in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The following table sets forth the outstanding equity awards held by each of our non-employee directors as of December 31, 2017:
Name	Number of Shares Subject to Outstanding Options	Number of Shares of Restricted Stock Outstanding
Thomas R. Baruch	40,000	17,894
Pam P. Cheng	—	17,894
Byron L. Dorgan	120,000	17,894
Kathleen S. Glaub	—	17,894
Bernard J. Kelley	89,998	17,894
David V. Smith	—	34,354
Dennis P. Wolf	89,998	17,894
Patrick Y. Yang	—	17,894

ITEM 2

RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected BDO USA, LLP, or BDO, as our independent registered public accounting firm for the year ending December 31, 2018, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. BDO has audited our financial statements since the year ended December 31, 2013. A representative of BDO is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of BDO as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain BDO. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders’ best interests.

Principal Accounting Fees and Services

BDO provided audit, audit-related, tax and other services to us during the fiscal years ended December 31, 2017 and 2016 as follows:

Type of Fees	Fiscal 2017	Fiscal 2016
Audit Fees	$1,196,032	$853,524
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,196,032	$853,524

Audit Fees

This category includes fees associated with professional services rendered for the audit of our annual financial statements and the effectiveness of our internal control over financial reporting, issuance of consents in connection with registration statements and for the review of our interim financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

There were no fees for services rendered by BDO that fall into the classification of audit-related fees for the fiscal years ended December 31, 2017 and 2016.

Tax Fees

There were no fees for services rendered by BDO that fall into the classification of tax fees for the fiscal years ended December 31, 2017 and 2016.

All Other Fees

There were no fees for services rendered by BDO that fall into the classification of All Other Fees for the fiscal years ended December 31, 2017 and 2016.

Pre-Approval Policies and Procedures

Before an independent registered public accounting firm is engaged by Codexis or its subsidiaries to render audit or non-audit services, our audit committee must review the terms of the proposed engagement and pre-approve the engagement. Our audit committee may delegate authority to a member of the audit committee to provide such pre-approvals for audit or non-audit services, provided that such person will be required to report all such pre-approvals to the full audit committee at its next scheduled meeting. Audit committee pre-approval of non-audit services (other than review and attest services) are not required if such services fall within available exceptions established by the SEC. All fees paid to BDO for audit and non-audit services provided during fiscal years 2017 and 2016 were pre-approved by the audit committee in accordance with the policy described above.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following overview highlights and summarizes information regarding executive compensation and does not purport to contain all of the information that is necessary to gain an understanding of our executive compensation policies and decisions. Please carefully read the Compensation Discussion and Analysis section and the compensation tables and related disclosures that follow for a more complete understanding of our executive compensation program.

Codexis, Inc. develops biocatalysts for the pharmaceutical and fine chemicals markets as well as enzymes as biotherapeutics and for molecular diagnosis. Our business requires a talented, motivated and capable leadership team. To that end, our executive compensation program plays a vital role in our ability to attract, retain and motivate top talent for continued business success.

2017 Executive Compensation Program Summary. Our executive compensation program is designed to attract and retain talented individuals to lead, manage and operate all aspects of our business and reward and retain those individuals who continue to meet our high expectations over time. Our executive compensation program combines short- and long-term components, cash and equity and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize, retain and reward our named executive officers for achieving our objectives. Our executive compensation program is also intended to make us competitive in our industry, where there is considerable competition for talented executives.

Our named executive officers for fiscal 2017 were:

•	John J. Nicols, President and Chief Executive Officer;
•	Gordon Sangster, Senior Vice President and Chief Financial Officer;
•	James J. Lalonde, Senior Vice President, Research and Development; and
•	Michael Aldridge, Senior Vice President, Corporate and Strategic Development.

2017 Performance Highlights

Due in part to the actions of our named executive officers to refocus the company’s resources towards continuing to grow our strong biocatalysis business through new collaborations, exploring new commercial opportunities in the pharmaceuticals and fine chemicals markets, developing enzymes as biotherapeutics and for molecular diagnostics and improving our CodeEvolver® technology platform directed evolution technology platform in order to strengthen our core technology capabilities, the company had strong financial and operational performance in 2017.

•	Our stock price increased from $4.60 on December 31, 2016 to $8.35 on December 30, 2017, reflecting a one-year total stockholder return of 81.5%.
•	We achieved a 2.4% increase in revenues from $48.8 million in 2016 to $50.0 million in 2017 effectively replacing $22.5 million of non-recurring revenue associated with the completion of the technology transfers to Merck and GSK. Total revenues for 2017 included $20.7 million in research and development revenues, $26.7 million in product revenues and $2.6 million from our revenue-sharing arrangement with Exela.

We also achieved the following operating highlights in 2017:

•	We entered into a multi-year collaborative relationship with Nestle Health Science (NHSc) under two separate agreements. The first is a Global Development, Option & License Agreement under which NHSc was granted an option to secure a license to develop and market CDX-6114 for the treatment of phenylketonuria (PKU). The second is a Strategic Collaboration Agreement under which NHSc is funding research for two years to discover novel enzymes in the field of medical nutrition with a two year right of extension.
•	We entered into a multi-year research agreement with Tate & Lyle to develop a second food ingredient following the launch of our first ingredient which we commercialized through them in 2015.

•	We advanced our high performance enzyme into beta testing for customers using next generation sequencing and polymerase chain reaction for in vitro molecular diagnostic applications. This was a self-directed R&D investment for us and represented entry into a new market.
•	We advanced our pipeline of four preclinical biotherapeutic product candidates for other enzyme therapies.
•	We completed a financing in April 2017 for net proceeds of $23.3 million.

Commitment to Pay-for-Performance. We have structured our executive compensation programs to provide our named executive officers appropriate incentives to drive positive and sustainable long-term results. We believe that our executive compensation program is appropriately sensitive to company financial performance and long-term stockholder returns, as the largest portion of our named executive officers’ compensation is in the form of performance-based cash and equity-based long-term incentive awards.

The key components of our compensation program for our named executive officers and actions taken in 2016 with respect to those components are as follows:

•	Limited Base Salary Increases. Base salaries represent a fixed component of our executive compensation program that are intended to keep us competitive with the market while remaining cost effective and providing security to our named executive officers as a predictable stream of income. In 2017, our named executive officers received limited base salary increases of 3.5% over their 2016 base salary levels.
•	Annual Cash Incentive Bonuses Reflected 2017 Company and Individual Performance. Our named executive officers participate in an Executive Incentive Compensation Plan. For 2017, our compensation committee determined that the company had achieved a 91.7% achievement factor overall based on our achievement of key goals relating to (i) delivering critical financial results; (ii) strengthening our biocatalyst business; (iii) building our CodeEvolver® technology platform licensing business; (iv) advancing new biotherapeutics development; and (v) promoting corporate stewardship. Our named executive officers’ bonuses are also determined in part using an individual performance factor that is assigned by our compensation committee upon its review of each named executive officer’s individual contribution to our overall success. For 2017, our compensation committee determined that our named executive officers serving at the end of 2017 had achieved individual achievement factors of 109%. Accordingly, each of our named executive officers serving at the end of 2017 received a cash bonus for 2017 reflecting both corporate and individual performance. We believe that the contingent nature of the award of annual cash bonuses for 2017 reflects our continued emphasis on pay-for-performance.
•	Equity Awards as a Key Component of Compensation. Our compensation committee provides a significant portion of our named executive officers’ target total direct compensation opportunity in the form of equity awards which we believe helps align the interests of our named executive officers with our stockholders and provide our named executive officers incentive to drive long-term growth in our stock price.
•	Performance Options. Further demonstrating our board of directors’ commitment to our pay-for-performance philosophy, in 2017, we granted performance-based options to each of our named executive officers as part of the executives’ incentive program, the value of which may only be realized if the applicable performance metrics are achieved or exceeded.

Commitment to Strong Governance Standards. We are committed to having strong governance standards with respect to our executive compensation policies and practices. The company has a number of executive compensation practices that we believe reflect the interests of our stockholders and governance best practices, including:

•	We use a mix of fixed and variable compensation, with an emphasis on variable, at-risk performance-based compensation.
•	We have no “gross up” agreements or entitlements of excise taxes on severance or other payments in connection with a change in control.

•	We do not offer any other “gross up” agreements or entitlements on perquisites and benefits, except for relocations that are under our control and are at our direction.
•	We provide for multi-year vesting periods for equity award grants to reinforce a culture in which the company’s executives remain focused on the company’s long-term success.
•	We offer minimal perquisites to our named executive officers.
•	We do not maintain any pension benefits or nonqualified deferred compensation plans.
•	Our compensation committee engaged its own independent compensation consultant, Compensia, Inc. (“Compensia”), which performs an annual comprehensive market analysis of our executive compensation programs and pay levels. Our compensation committee determined that Compensia is independent and that there is no conflict of interest resulting from retaining Compensia during 2017, after review and consultation with Compensia.
•	Based on our annual risk assessment, our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on the company.
•	Mr. Nicols, our President and Chief Executive Officer, is subject to significant stock ownership guidelines.

Stockholder Advisory Vote on Executive Compensation

At our 2017 annual meeting of stockholders, our stockholders voted in non-binding advisory votes (i) to approve the compensation of our named executive officers and (ii) in favor of having a non-binding stockholder vote on executive compensation once every three years. Our compensation committee reviewed the result of the 2017 stockholders’ advisory vote on the compensation of our named executive officers and, in light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2017 proxy statement (representing approximately 87% of the shares represented in person or by proxy at the meeting and entitled to vote), did not implement any significant changes to our executive compensation program as a result of the stockholders’ advisory vote. The incentive and equity-based compensation earned by each of the named executive officers for fiscal year 2017 reflected our financial and operating performance. Consistent with the stated preference of a majority of our stockholders (representing approximately 53% of the shares represented in person or by proxy at the meeting and entitled to vote), in 2017, our compensation committee determined that we will hold a “say-on-pay” vote every three years. Accordingly, we anticipate that our next advisory vote on our named executive officers’ compensation will be held at our 2020 annual meeting.

Objectives and Philosophy of Our Executive Compensation Program

Our compensation program for our named executive officers is designed to achieve the following objectives:

•	attract, engage and retain executives of superior ability, experience and managerial talent enabling us to be an employer of choice in our highly-competitive and dynamic industry;
•	motivate and reward executives whose knowledge, skills and performance ensure our continued success;
•	encourage and inspire our executives to achieve key corporate performance objectives by linking base salary increases and incentive award opportunities to the achievement of individual and company-wide short- and long-term goals; and
•	align the interests of our executives and stockholders by providing a significant portion of total compensation opportunities for our executive officers in the form of direct ownership in our company through stock options and other equity incentive awards, which will motivate executives to increase stockholder value.

Components of Our Executive Compensation Program and Determination of Compensation

The components of our executive compensation program consist primarily of base salaries, annual cash incentive bonuses, equity awards and broad-based benefits programs. We combine short-term compensation components (such as base salaries and annual cash incentive bonuses) and long-term compensation components (such as equity incentive awards) to provide an overall compensation structure that is designed to both attract and retain key executives as well as provide incentive for the achievement of short- and long-term corporate objectives.

Our compensation committee is responsible for evaluating and administering our compensation programs and practices for our named executive officers. Our compensation committee uses its judgment and experience and the recommendations of our Chief Executive Officer with respect to the compensation for our named executive officers (other than himself) to determine the appropriate mix of short- and long-term compensation components for each named executive officer. Short- and long-term compensation components are balanced to encourage each named executive officer to use his time and talents to accomplish both our short- and long-term corporate objectives. Our Chief Executive Officer generally attends our compensation committee meetings to provide input on factors that may influence our compensation committee members’ consideration of compensation programs and individual compensation, including individual performance (other than with respect to their own performance), financial, legal and compensation parity considerations. In addition, our Chief Financial Officer and other members of management occasionally attend such compensation committee meetings when their expertise may be required based on the issues being discussed. No named executive officer is present at the meetings at the time that his own compensation is being reviewed by the compensation committee. Our compensation committee analyzes each of the primary elements of our compensation program to ensure that our executive officers’ overall compensation is competitive with executive officers in similar positions at comparable companies in our labor market and to ensure internal compensation equality among incentive awards for our employees, including our named executive officers.

Our compensation committee determines compensation for our executive officers, including our named executive officers, in large part based upon our financial resources, as well as competitive market data. Our compensation committee has engaged Compensia to provide competitive market data and to provide advisory support to the compensation committee with regards to the compensation of our named executive officers. Compensia works directly with our compensation committee and did not provide any non-compensation related services to us during 2017. After review and consultation with Compensia, the compensation committee determined that Compensia is independent and that there is no conflict of interest resulting from retaining Compensia currently or during 2017. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and Nasdaq listing standards.

In November 2016, based on the recommendation of Compensia, our compensation committee adopted a peer group of companies to serve as a reference when reviewing the compensation levels for our named executive officers for 2017, which extends beyond life sciences companies and includes public biotechnology and select chemical companies. The companies that formed our 2017 compensation peer group were selected based on having similar business models and financial characteristics. Following best practices, we specifically selected companies that generally fell within the range of 0.5–2.0x of our company in terms of both revenue and within the range of 0.5–5.0x of market capitalization. The 2017 compensation peer group consisted of the following companies:

•	Amyris	•	Inovio Pharmaceuticals
•	Arena Pharmaceuticals	•	Ligand Pharmaceuticals
•	Array BioPharma	•	Luminex
•	BioAmber	•	Meridian Bioscience
•	Cambrex	•	Peregrine Pharmaceutical
•	Cytokinetics	•	Progenics Pharmaceutical
•	Enzo Biochem	•	TerraVia Holdings (formerly known as Solazyme)
•	Exelixis

This 2017 peer group was determined following review of the peer group referenced for reviewing the 2016 compensation of our named executive officers. Of the 2016 peer group, two companies were acquired (Affymetrix and Xenoport) and two no longer met the selection criteria (Albany Molecular Research and Emergent BioSolutions) and were therefore removed. These companies were replaced with Arena Pharmaceuticals, Cytokinetcis, Inovio Pharmaceuticals and Progenics Pharmaceutical using the criteria described above, and following consideration of their comparability to the Company in terms of industry and financial characteristics.

As compared to our 2017 peer group, as of December 30, 2016, the Company was at the 25th percentile for the last four quarters’ revenue and the 22nd percentile for 30 day average market capitalization. In addition to data from our 2017 peer group, our compensation committee considered market analysis from Compensia using data from the Radford Global Life Sciences Compensation Survey. Our compensation committee was not aware of the constituent companies in the survey. For our 2017 assessment of executive compensation, Compensia’s analysis was based on 2016 proxy data pulled forward to July 2017 using a 3% update factor.

In determining the 2017 compensation for our named executive officers, we believe that the practices of the companies in the compensation peer group provided our compensation committee with relevant compensation information, not only because of the similarity of their business models and financial characteristics, but because several of these companies have similar organizational structures and tend to compete with us for executive talent.

In November 2017, based on Compensia’s recommendation, our compensation committee adopted an updated peer group for our 2018 executive compensation analysis. Of the 2017 peer group, one company was acquired (Terravia) and five exceeded both revenue and market capitalization selection criteria (Array BioPharma, Cambrex, Exelixis, Ligand Pharmaceuticals and Luminex). Seven replacement companies were selected from biotechnology companies that fell within a range of approximately 0.5x-2.0x of the Company’s revenue and approximately 0.33x to 3.0x the Company’s market capitalization: BioCryst Pharmaceuticals, Cerus, CTI BioPharma, Invitae, Seres Therapeutics, Veracyte and Vericel.

Our overall compensation philosophy is to generally target the median of the market, and the compensation committee works within the general framework of this market-competitive philosophy to determine each component of our named executive officers’ compensation packages based on numerous factors, including:

•	the demand for the particular skill sets we need within the marketplace;
•	performance goals and other expectations for the position and the individual;
•	the individual’s background and relevant expertise, including training and prior relevant work experience;
•	the individual’s role with us and the compensation paid to similar persons at the companies that participate in the surveys that we review; and
•	comparison to other executives within our company having similar levels of expertise and experience.

During 2017, our compensation committee reviewed all aspects of our executive compensation program, including base salaries, annual cash incentive bonuses and equity incentive targets for each of our named executive officers. To attempt to ensure that we retain and attracted top talent in 2017 the compensation committee approved adjustments to our executive compensation program to reflect competitive pressures and ensure internal equity among executives with similar levels of responsibility and authority.

Based on our 2018 peer group and the Radford Global Life Sciences Compensation Survey, using 2017 proxy data updated to July 2018 with a 3% update factor, the total cash compensation of our named executive officers was at the 80th percentile of market, and the overall target total direct compensation of such named executive officers as approximately at the 65th percentile of market. These levels reflect the competitiveness of the markets in which we compete for executive talent as well as internal equity considerations.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element of our executive compensation program, to a greater or lesser extent, serves each of our objectives as set forth above.

Annual Cash Compensation

Base Salary

The base salaries of our named executive officers are reviewed annually and adjusted when necessary to reflect individual roles and performance, and the competitive market. Our compensation committee also reviews each named executive officer’s annual base salary in comparison with other executives who are at the same level at our company and seeks parity among executives within our company who have similar levels of responsibility and authority. Our compensation committee believes that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that competitive base salaries can motivate and reward executives for their overall performance.

In February 2017, our compensation committee determined to approve modest base salary increases of 3.5% for each named executive officer, intended to approximate a cost of living adjustment, consistent with salary increases approved for the broader non-executive population.

The following table sets forth the base salaries for 2017 for each of our named executive officers:

Name of Executive Officer	2017 Base Salary
John J. Nicols	$631,000
Gordon Sangster	$393,000
James J. Lalonde	$331,000
Michael Aldridge	$393,000

Annual Cash Incentive Bonuses

Our compensation philosophy with respect to annual cash incentive bonuses is consistent with our overall compensation program philosophy. The annual cash incentive bonus is directed at tying individual compensation to both corporate and individual performance while maintaining market-competitive compensation. Performance, as measured against individual performance and corporate goals, directly determines the level of bonus payment.

In June 2010, our compensation committee adopted the Executive Incentive Compensation Plan. The Executive Incentive Compensation Plan is comprised of three elements that factor into the cash incentive bonus paid to our named executive officers: the annual cash incentive bonus targets, the company performance factor and the individual performance factor, each of which is set by our compensation committee.

For 2017, our compensation committee retained the same target bonus percentages as in 2016 for each of our named executive officers. Target bonus percentages generally correlate to the level of responsibility of the named executive officer, with higher target bonus percentages reserved for executives having more responsibility. The following table sets forth the annual cash incentive bonus target for each of our named executive officers for 2017:

Name of Executive Officer	2017 Bonus Target (as % of 2017 Base Salary)
John J. Nicols	75%
Gordon Sangster	50%
James J. Lalonde	50%
Michael Aldridge	50%

The target bonus percentages for each of our named executive officers, other than our Chief Executive Officer, are established based on our Chief Executive Officer’s evaluation of each executive’s position within the company, the corporate goals over which that executive has control or influence and the market practices of the companies in our compensation peer group, as well as consideration of the target bonus percentages of executives with similar levels of responsibility within the company to ensure parity between executives at similar position levels. Our compensation committee considers each of these factors in setting the target bonus percentage for our Chief Executive Officer.

The 2017 company performance factor was calculated based upon our company’s achievement of goals in five key areas:

•	Delivering critical financial results, consisting of revenue growth, non-GAAP income growth and fundraising;
•	Strengthening our biocatalyst business through securing new service revenue deals and launching molecular diagnostics;
•	Building our CodeEvolver® technology platform licensing business by securing new significant licensing partnerships;

•	Advancing new therapeutics development by driving preclinical development of key drug candidates, partnering therapeutic assets and advancing our new therapeutics pipelines; and
•	Promoting corporate stewardship in the areas of safety and technological advancements made to our CodeEvolver® technology platform.

The weighting of each of the goals in each of the five key areas under the Executive Incentive Compensation Plan are set forth in the table below.

Goal	Weight
Delivering critical financial results	45%
Strengthening our biocatalyst business	15%
Building our CodeEvolver® technology platform licensing business	15%
Advancing new therapeutics development	15%
Promoting corporate stewardship	10%

Our critical financial results goals consist of three sub-goals of revenue growth (weighted at 20%), non-GAAP net income growth (weighted at 10%) and fundraising, including monies raised by July 31, 2017 by new debt and equity and PKU upfront (weighted at 15%). The threshold, target and superior levels for these goals are set forth in the table below:

Critical Financial Results Goals	Threshold Achievement (50%)	Target Achievement (100%)	Superior Achievement (150%)
Revenue Growth	$47.1 million	$52.3 million	$57.5 million
Non-GAAP Income Growth(1)	$-7.8 million	$-5.4 million	$-3.0 million
Fundraising	$30.0 million	$40.0 million	$50.0 million
(1)	Non-GAAP net income excludes non-cash items such as depreciation expense, amortization expense and stock-based compensation expense. These excluded items can be derived from the details of the Consolidated Statements of Cash Flows in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. In addition, for purposes of calculating our performance against our critical financial results goals, non-GAAP net income excludes additional accruals of compensation expense resulting from the calculation of annual cash incentive bonuses for 2017.

In setting these financial and non-financial goals and their relative weights, our compensation committee considered the company’s strategic vision and key areas necessary to our growth and financial success. The specific financial and non-financial goals that comprise the corporate performance factor are intended to be difficult to achieve and require above what our compensation committee has determined to be average performance to meet the minimum acceptable standard. However, because our non-financial goals are related to our business strategy and are highly confidential, we do not publicly disclose them, as we believe their disclosure would provide our competitors, customers and other third-parties with significant insights regarding are confidential business strategies that could cause us substantial harm.

The individual performance factor of the bonus was determined by our compensation committee based upon the recommendations of our Chief Executive Officer, or in the case of our Chief Executive Officer’s performance, our compensation committee’s own assessment, of the contribution of the named executive officer to the achievement of our corporate goals. These individual performance factors are determined based on our Chief Executive Officer’s and our compensation committee’s holistic evaluation of each executive’s performance during the year, taking into account the executive’s position within the company and the corporate goals over which that executive has control or influence. High performance on the individual performance factor is intended to be difficult to achieve and requires above what our compensation committee has determined to be average performance to meet the minimum acceptable standard.

Failure to achieve the threshold result for any goal that comprises the company non-financial performance factor will result in a zero for that particular goal, but will not alone result in zero total bonus. The bonus amount is determined as follows:

Bonus Amount =	(Base Salary) x (Target Percentage) x (Company Performance Factor Achievement Level) x (Individual Performance Factor Achievement Level)

The maximum company performance factor achievement level and individual performance factor achievement level are 150% and 125%, respectively.

In February 2018, our compensation committee determined that we had achieved our corporate performance goals for 2017 at an achievement factor of 91.7% overall, as set forth in greater detail below. With respect to each of the components of the critical financial results goal, we achieved revenue of $50.0 million, corresponding to an achievement level of 78%, non-GAAP income of -$11 million, corresponding to below-threshold achievement, and fundraising of $54.3 million, corresponding to an achievement level of 150.0%.

Goal	Weight	Weighted Actual Achievement
Delivering critical financial results	45%	38.0%
Strengthening our biocatalyst business	15%	19.2%
Building our CodeEvolver® technology platform licensing business	15%	0%
Advancing new therapeutics development	15%	22.0%
Promoting corporate stewardship	10%	12.5%
Total	100%	91.7%

In February 2018, based on input from our Chief Executive Officer, our compensation committee further evaluated the individual performance of our named executive officers for 2017 and determined, based on their significant individual and team contributions to the achievement of our corporate goals, that our named executive officers had each achieved the individual performance factor at 109%.

The following table sets forth the 2017 bonus targets and actual bonuses paid to our named executive officers:

Name of Executive Officer	Bonus Target (Base Salary x Target %) ($)	2017 Individual Performance Factor (%)	2017 Company Performance Factor (%)	Bonus Payment ($)
John J. Nicols	$473,250	109%	91.7%	$473,000
Gordon Sangster	196,500	109%	91.7%	196,000
James J. Lalonde	165,500	109%	91.7%	165,000
Michael Aldridge	196,500	109%	91.7%	196,000

We believe that our annual cash incentive bonus plans help to attract and motivate our executives, encourage and inspire our executives to achieve key corporate performance objectives and to align the compensation payable to our executives with our corporate objectives, thereby maximizing stockholder value. By reevaluating the corporate goals and individual performance factors under our bonus program for executives each fiscal year, we believe we provide sufficient and attainable incentives for our executives that align with both our financial and non-financial goals.

Equity Incentive Compensation

We believe that our long-term performance is best facilitated through a culture of executive equity ownership that encourages long-term investment by our named executive officers in our equity, thereby better aligning the named executive officers’ interests with the interests of our stockholders. To encourage this ownership culture, we typically make an initial equity award of stock options to eligible new employees and periodic grants at other times, as approved by our compensation committee. Our compensation committee approves all equity grants to our employees including our named executive officers. These grants have an exercise price equal to the closing trading price of our common stock on the date of grant. Grants of time-based options are typically subject to a four-year vesting schedule with 1/4th of the grant vesting upon the first anniversary of the vesting commencement date and the remainder of the shares vesting at a rate of 1/48th of the total shares subject to the option each month after the one-year anniversary of the vesting commencement date, subject to the continued service of the named executive officer. Vesting commencement dates generally correlate to the date of hire, date of promotion or date of grant. In keeping with our market-competitive philosophy, our compensation committee established the foregoing vesting schedules because it determined such vesting represents market practice in our industry based on the experience of the members of our compensation committee.

The size of the initial stock option award is determined based on the named executive officer’s position with us and takes into account his base salary and other compensation as well as an analysis of the grant and compensation practices of the then-current compensation peer group. The initial stock option awards are intended to provide the named executive officer with an incentive to build value in the organization over an extended period of time while remaining consistent with our overall compensation philosophy.

In February 2017, our compensation committee awarded grants of both time-based options and performance-based options to each of our named executive officers. While no single factor determined the size of these awards, our compensation committee generally considered the following factors in making such awards: internal equity among our named executive officers, individual performance, tenure with our company and the critical nature of each named executive officer’s role at our company, and the periodic equity incentive award practices observed by the companies in our 2017 compensation peer group.

Our named executive officers received the following annual awards in the following amounts:

Name of Executive Officer	Shares Subject to Time- Based Options	Shares Subject to Performance-Based Options
		Threshold	Target	Maximum
John J. Nicols	220,000	250,000	500,000	1,000,000
Gordon Sangster	125,000	62,500	125,000	250,000
James J. Lalonde	110,000	55,000	110,000	220,000
Michael Aldridge	125,000	62,500	125,000	250,000

Pursuant to the terms approved by our compensation committee on the date of grant, the time-based stock options are scheduled to vest such that 1/4th of the shares subject to the option vested on February 3, 2018 and the remainder of the shares will vest at a rate of 1/48th of the total shares subject to the option each month thereafter, subject to the named executive officer’s continued service to our company on each vesting date.

Additionally, the compensation committee granted the maximum number of shares subject to the performance-based options set forth in the table above, with up to such maximum number eligible to vest based on pre-established performance goals. These performance-based options were scheduled to vest such that up to one-half of the shares subject to the award would vest on March 5, 2018, and up to one-half of the shares subject to the award would vest on March 5, 2019, subject to the named executive officer’s continued service to our company on each vesting date and the company achieving the performance goals for calendar year 2017 established by the compensation committee at the time of grant. The performance goals set for the PSUs consisted of (1) revenue (weighted at 20%), (2) fundraising (weighted at 20%), (3) expanding service revenue (weighted at 20%), (4) expanding CodeEvolver® technology platform licensing (weighted at 20%), and (5) strategic advancement of our biotherapeutics pipelines (weighted at 20%). The threshold, target and performance levels of the revenue and fundraising goals were the same as the levels under our Executive Incentive Compensation Program, as described above. The number of shares vesting in respect of the performance-based options on each vesting date was determined by multiplying number of shares subject to the award by a multiplier, which is calculated as the sum overall performance goals of (i) the weight of each performance goal multiplied by (ii) the applicable achievement percentage. The achievement percentage for each performance goal is 0% if achieved at less than threshold, 25% if achieved at threshold, 50% if achieved at target level, and 100% if achieved at or above the superior level. For the revenue and fundraising goals, achievement between the foregoing levels was determined using linear interpolation.

Based on the 2017 achievement of our performance goals, including revenue of $50.0 million and fundraising of $54.3 million, in February 2018, our compensation committee determined that 134.2% of the target number of shares subject to performance-based options had been earned, such that 67.1% of the target number of shares subject to each award (or approximately 33.6% of the shares granted) will vest on each of March 5, 2018 and March 5, 2019. Our achievement of the performance goals is set forth in greater detail below.

Performance Goal	Weight	Weighted Actual Achievement (as a % of target)
Revenue	20%	15.5%
Fundraising	20%	40.0%
Expanding service revenue	20%	40.0%
Expanding CodeEvolver® technology platform licensing	20%	0.0%
Strategic advancement of our biotherapeutics pipelines	20%	38.7%
Total	100%	134.2%

Termination-Based Compensation

Our compensation committee provides our named executive officers with termination of employment protection when it determines that such protection is necessary to attract or retain an executive.

We believe that concerns about potential job loss or the possibility or occurrence of a change in control of the company can create uncertainty for our executive officers that may unduly affect their performance. For example, the possibility of a change in control of the company may create uncertainty for our named executive officers regarding their continued employment because such transactions frequently result in changes in senior management. Consequently, we are party to an employment agreement with Mr. Nicols and change of control severance agreements with each of our other named executive officers, which provide severance payments and benefits in the event of certain qualifying terminations, both within and outside of a change in control context. We believe that such arrangements are necessary to attract and retain talent in the markets in which we compete for talent.

The severance payments and benefits that are payable under the Company’s severance and change in control arrangements are further described below in the section entitled “—Change in Control and Severance Arrangements.”

Other Compensation

All of our named executive officers are eligible to participate in certain benefit plans and arrangements offered to employees generally, including health, dental, life and disability insurance and our 401(k) plan. We currently provide company contributions to the 401(k) plans for all employees, including our named executive officers. Consistent with our market-competitive compensation philosophy, we intend to continue to maintain these benefit plans and arrangements for our employees, including our named executive officers.

Our compensation committee in its discretion may revise, amend or add to any executive’s benefits and perquisites if it deems it advisable. We currently do not believe it is necessary for the attraction or retention of management talent to provide our named executive officers with a substantial amount of compensation in the form of perquisites or other personal benefits.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to certain executive officers or “covered employees”. Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. Our board of directors and our compensation committee may, in its judgment, authorize compensation payments that exceed the deductibility limits under Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Section 409A of the Code imposes additional taxes on certain non-qualified deferred compensation arrangements that do not comply with its requirements. These requirements regulate an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A generally also provides that distributions of deferred compensation only can be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date or fixed schedule, a change-in-control, or the individual’s death or disability). For certain executives, Section 409A requires that such individual’s distribution of certain non-qualified deferred compensation amounts commence no earlier than six months after such officer’s separation from service. We have and will continue to endeavor to structure our compensation arrangements to be exempt from or comply with Section 409A so as to avoid the adverse tax consequences associated therewith. We have not provided any executives or other employees with any gross-up in connection with Section 409A.

We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). Our compensation committee takes into account the expense taken under FASB ASC Topic 718 when determining equity grants.

Stock Ownership Guidelines

Pursuant to Mr. Nicols’ employment agreement, he is required to own shares of our common stock equal to the lesser of (i) that number of shares having a fair market value equal to five times his annual base salary or (ii) 1,333,333 shares. Upon any increase in Mr. Nicols’ base salary, he will have five years from the date of the increase to meet these requirements. If his ownership of our common stock falls below the amount required, he must retain at least 50% of the shares of our common stock issued to him upon vesting or exercise of equity awards until the requirements are met. Mr. Nicols was in compliance with his stock ownership requirement as of June 13, 2017.

2017 Summary Compensation Table

The following table summarizes the compensation that we paid to our named executive officers related to the fiscal year ended December 31, 2017. We refer to these officers in this proxy statement as our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
John J. Nicols President and Chief Executive Officer	2017	627,500	—	2,264,658	473,000	12,040	3,377,198
	2016	610,000	1,213,600	486,735	494,000	12,040	2,816,375
	2015	610,000	949,200	628,004	439,000	12,040	2,638,244
Gordon Sangster Senior Vice President, Chief Financial Officer	2017	390,833	—	744,021	196,000	12,040	1,342,894
	2016	374,167	303,400	283,736	205,000	12,040	1,178,343
	2015	345,000	277,980	272,956	179,000	12,040	1,086,976
James J. Lalonde, Senior Vice President, Research and Development	2017	329,167	—	654,738	165,000	12,040	1,160,945
	2016	312,500	192,700	177,624	156,000	12,040	850,864
	2015	275,000	145,770	143,661	116,000	12,040	692,471
Michael Aldridge Senior Vice President, Corporate and Strategic Development(4)	2017	390,833	—	744,021	196,000	12,040	1,342,894
	2016	79,167	—	593,225	43,000	2,845	718,237
(1)	The amounts reported in the “Stock Awards” and “Option Awards” columns represent the grant date fair value calculated in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Amounts shown in the “Option Awards” column include the grant date fair value for the performance-based options granted in 2017, described above under “—Components of Our Executive Compensation Program—Equity Incentive Compensation,” based on the probable outcome of the applicable performance goals for 2017 as of the grant date, in accordance with FASB ASC Topic 718. The value of each of the performance-based option award granted to the named executive officers, assuming that the highest level of performance conditions were achieved, is set forth in the table below:
Name	Grant Date Fair Value Assuming Maximum Achievement
John J. Nicols	$2,542,000
Gordon Sangster	$635,500
James J. Lalonde	$559,240
Michael Aldridge	$635,500
(2)	The amounts reported in this column reflect bonus payments made pursuant to the Executive Incentive Compensation Plan. Please see the section “—Components of Our Executive Compensation Program—Annual Cash Compensation” above for more information.
(3)	The amount reported reflects a cell phone stipend of $1,440 and a 401(k) plan matching contribution of $10,600.
(4)	Mr. Aldridge joined the Company as our Senior Vice President, Corporate and Strategic Development on October 16, 2016.

Grants of Plan-Based Awards in 2017 Table

All options granted to our named executive officers are nonqualified stock options. All options granted in 2017 were granted under our 2010 Equity Incentive Award Plan, as amended.

The following table shows information regarding grants of non-equity incentive and equity incentive awards during the fiscal year ended December 31, 2017 to each of our named executive officers:

	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other- Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John J. Nicols	2/3/2017	—	—	—	—	—	—	220,000	4.60	558,976
		473,250	887,344	—	—	—	—	—	—	—
	2/3/2017	—	—	250,000	500,000	1,000,000	—	—	4.60	1,271,000
Gordon Sangster	2/3/2017	—	—	—	—	—	—	125,000	4.60	317,600
		196,500	368,438	—	—	—	—	—	—	—
	2/3/2017	—	—	62,500	125,000	250,000	—	—	4.60	317,750
James J. Lalonde	2/3/2017	—	—	—	—	—	—	110,000	4.60	279,488
		165,500	310,313	—	—	—	—	—	—	—
	2/3/2017	—	—	55,000	110,000	220,000	—	—	4.60	279,620
Michael Aldridge	2/3/2017	—	—	—	—	—	—	125,000	4.60	317,600
		196,500	368,438	—	—	—	—	—	—	—
	2/3/2017			62,500	125,000	250,000	—	—	4.60	317,750

(1)	The amounts reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column relate to amounts payable under our 2017 Executive Incentive Compensation Plan. The target column assumes the achievement of both the company performance factor and the individual performance factor at the target level. The maximum column assumes the maximum achievement for both the company performance factor and individual performance factor. The actual amounts paid to our named executive officers are set forth in the section titled “—2017 Summary Compensation Table.”
(2)	The amounts reported in these columns reflect shares that may vest in respect of the performance-based options granted in 2017 described above under “—Components of Our Executive Compensation Program—Equity Incentive Compensation,” which vest subject to the company’s achievement of established performance goals. The target number of shares of our common stock is equal to one-half of the number of shares subject to the options granted; the threshold number of shares is one-quarter of the number of shares subject to the options granted; and the maximum number of shares is equal to the number of shares subject to the options granted.
(3)	The options granted as reported in the “All Other Option Awards” column vested as to 1/4th of the shares subject to the option on the first anniversary of the date of grant and the remainder of the shares vest at a rate of 1/48th of the total shares subject to the option each month thereafter, subject to the named executive officer’s continued service to our company.
(4)	The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column represents the grant date fair value calculated in accordance with FASB ASC Topic 718,. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. For performance-based options, the amount shown is based on the probable outcome of the applicable performance goals for 2016 as of the grant date, in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2017 Fiscal Year-End Table

The following table shows grants of stock options, performance stock units, and performance-based options outstanding on December 31, 2017, the last day of our fiscal year, for each of our named executive officers.

		Option Awards					Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
John J. Nicols	6/13/2012	400,000	—		$3.46	6/13/2022
	1/24/2013	270,000	—		2.32	1/24/2023
	2/24/2014	479,166	20,834		1.97	2/24/2024
	2/11/2015	216,750	89,250		3.39	2/11/2025
	2/19/2016	96,708	114,292		4.10	2/19/2026	210,604	1,758,543
	2/3/2017	—	220,000		4.60	2/3/2027
	2/3/2017			1,000,000	4.60	2/3/2027

Gordon Sangster	8/18/2014	95,833	19,167		2.45	8/18/2024
	2/11/2015	94,208	38,792		3.39	2/11/2025
	2/19/2016	56,375	66,625		4.10	2/19/2026	52,651	439,636
	2/3/2017	—	125,000		4.60	2/3/2027
	2/3/2017			250,000	4.60	2/3/2027

James J. Lalonde	1/29/2008	19,999	—		10.50	1/29/2018
	6/2/2009	19,999	—		7.46	6/2/2019
	4/27/2010	26,666	—		10.92	4/27/2020
	1/26/2011	15,000	—		9.15	1/26/2021
	3/7/2012	29,000	—		3.56	3/7/2022
	1/24/2013	36,201	—		2.32	1/24/2023
	2/24/2014	71,875	3,125		1.97	2/24/2024
	2/11/2015	49,583	20,417		3.39	2/11/2025
	2/19/2016	35,291	41,709		4.10	2/19/2026	33,441	279,228
	2/3/2017	—	110,000		4.60	2/3/2027
	2/3/2017			220,000	4.60	2/3/2027

Michael Aldridge	10/16/2016	72,916	177,084		4.37	10/16/2026
	2/3/2017	—	125,000		4.60	2/3/2027
	2/3/2017			250,000	4.60	2/3/2027
(1)	Each option vests as to 1/4th of the total number of shares subject to the option on the first anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to the option vest monthly thereafter until all shares are vested, subject to the named executive officer’s continued service to our company.
(2)	Amounts in this column reflect the number of shares subject to the performance-based options that would have vested based on achieving performance goals at the maximum level (200% of target).
(3)	Represents the portion of performance stock units for which performance was achieved in 2017 but required continued employment through March 5, 2018 to vest.
(4)	Amounts are calculated by multiplying the number of shares shown in the table by $8.35 per share, which is the closing price of common stock on December 29, 2017 (the last trading day of the 2017 fiscal year).

Option Exercises and Stock Vested in 2017

The following table sets forth information regarding stock option exercises completed by our named executive officers during 2017 and stock awards in which our named executive officers vested during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John J. Nicols	—	—	360,524	$1,500,175
Gordon Sangster	—	—	107,365	467,231
James J. Lalonde	6,666	14,332	58,882	245,458
Michael Aldridge	—	—	—	—
(1)	The value realized equals the excess of the per-share closing trading price of our common stock at exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.
(2)	The dollar amounts shown above for stock awards are determined by multiplying the number of shares that vested by the per-share closing trading price of our common stock on the vesting date.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Change in Control and Severance Arrangements

We are party to an employment agreement with Mr. Nicols and change of control severance agreements with each of our other named executive officers, each of which provide for payments and benefits upon certain terminations of employment.

Under Mr. Nicols’ employment agreement, in the event that his employment is terminated without “cause,” he resigns with “good reason,” or his employment is terminated due to death or “disability” (as such terms are defined in Mr. Nicols’ employment agreement), he will be eligible to receive: an amount equal to 12 months of his base salary and 100% of his annual target bonus, payable in a cash lump sum, full acceleration of vesting of the stock option and restricted stock awards granted pursuant to his employment agreement, 12 months’ vesting acceleration for all other outstanding equity awards, and continued healthcare coverage for up to 12 months. In addition, in the event Mr. Nicols’ employment is terminated without cause, he resigns for good reason, or his employment is terminated due to death or disability, within 12 months following a change in control of our company, Mr. Nicols is entitled to receive a lump sum severance payment in an amount equal to 150% of his annual base salary and 150% of his annual target bonus, up to 18 months of continued health coverage and full acceleration of vesting for each of his outstanding equity awards. In the event that Mr. Nicols’ employment is terminated without “cause” or resigns for “good reason” and the event giving rise to such termination occurs at the direction of a person or entity that has entered into an agreement with the company that contemplates a transaction which would constitute a change in control if consummated, then such termination will be deemed to have occurred within the 12 month period following a change in control and Mr. Nicols will be entitled to the payments and benefits described in the preceding sentence. All of the foregoing payments and benefits are subject to Mr. Nicols’ execution and subsequent non-revocation of a release of claims in favor of the company.

The change of control severance agreements with each of our other named executive officers provides that, in the event the executive experiences an involuntary termination without “cause” or a voluntary termination for “good reason” (as such terms are defined in the agreements), other than during the 12 months following a change of control of the Company, the executive will be entitled to an amount equal to six months of the executive’s base salary and continued healthcare coverage for up to six months. Under the change of control severance agreements, in the event the executive experiences an involuntary termination without cause or a voluntary termination for good reason, during the 12 months following a change of control of the Company, the executive will be entitled to a lump sum payment equal to 12 months of the executive’s base salary, continued healthcare coverage for up to 12 months, and full accelerated vesting of the executive’s outstanding equity awards. In the event that the executive’s employment is terminated without cause or resigns for good reason and the event giving rise to such termination occurs at the direction of a person or entity that has entered into an agreement with the company that contemplates a transaction which would constitute a change in control if consummated, then such termination will be deemed to have occurred within the 12 month period following a change in control and the executive will be entitled to the payments and benefits described in the preceding sentence. The change of control severance agreements also provide that in the event the executive’s employment is terminated as a result of death or disability, the executive will be entitled to vesting of the executive’s equity awards with respect to that number of shares that would otherwise vest on the next vesting date for such equity award, pro-rated to the date of termination and continued healthcare coverage for up to 12 months. All of the foregoing payments and benefits are subject to the executive’s execution and subsequent non-revocation of a release of claims in favor of the company.

Pursuant to the employment agreement and the change of control agreements, including any amendments thereto, in the event of a change of control, performance under any outstanding performance-based equity awards (including any performance-based options) would be determined as follows: (i) if the change of control is consummated prior to the completion of the applicable performance period, performance would be deemed achieved at 100% of target level; and (ii) if the change of control is consummated on or after the completion of the performance period, performance will be deemed achieved at the level determined by our compensation committee based on actual performance.

The following table sets forth quantitative estimates of the payments and benefits pursuant to Mr. Nicols’ employment agreement and the change of control severance agreements with our other NEOs, as applicable, that would have accrued to each of our named executive officers if his employment had been terminated on December 31, 2017 by us without cause or for good reason by the named executive officer or due to his death or disability, in each case, either outside of or in connection with a change of control of the Company that occurred on December 31, 2017.

Name	Salary Continuation ($)	Target Bonus ($)	Value of Accelerated Equity Awards ($)(1)	Value of Continued Healthcare Coverage ($)	Total ($)
John J. Nicols
Without cause, for good reason or due to death or disability	631,000	473,250	3,008,810	24,485	4,137,545
Without cause, for good reason or due to death or disability within 12 months following a change in control	946,500	709,875	5,519,885	36,682	7,212,942
Gordon Sangster
Without cause or for good reason	196,500	—	—	12,227	208,727
Without cause or for good reason within 12 months following a change in control	393,000	—	1,965,786	24,455	2,383,241
Due to death or disability	—	—	829,008	24,455	853,463
James J. Lalonde
Without cause or for good reason	165,500	—	—	19,081	184,581
Without cause or for good reason within 12 months following a change in control	331,000	—	1,402,697	38,163	1,771,860
Due to death or disability	—	—	513,086	38,163	551,249
Michael Aldridge
Without cause or for good reason	196,500	—	—	19,081	215,581
Without cause or for good reason within 12 months following a change in control	393,000	—	1,642,294	38,163	2,073,457
Due to death or disability	—	—	366,076	38,163	404,239
(1)	The value of the accelerated vesting of option awards is calculated based on the aggregate amount by which $8.35, the closing trading price of our common stock as of December 29, 2017 (the last trading day of fiscal 2017), exceeded the aggregate exercise price, if any, of the outstanding and unvested stock options as of December 31, 2017. The value of the accelerated restricted stock unit and performance stock unit awards is calculated based on the number of shares of our common stock or units subject to the outstanding unvested award, multiplied by $8.35, the closing trading price of our common stock as of December 29, 2017 (the last trading day of fiscal 2017).

Pay Ratio of CEO to Median Employee

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. For 2017, our last completed fiscal year, the total compensation in 2017 of our CEO was approximately 26 times the median total compensation in 2017 of all of our other employees (the “Pay Ratio”). The median of the annual total compensation of all employees of our Company (other than our CEO) was $129,482 and the annual total compensation of our CEO was $3,377,198, as included in the “Summary Compensation Table” above.

The Company chose December 31, 2017 as the date for establishing the employee population used in identifying the median employee and used the 12 month period from January 1, 2017 through December 31, 2017 as the measurement period. We identified the median employee using the consistently applied compensation measure of base salary earned during the measurement period for each employee (U.S. and non-U.S.). Permanent employees who joined in 2017 and permanent employees who were on leave during 2017 were assumed to have worked for the entire measurement period. We captured all employees as of December 31, 2017, consisting of approximately 101 individuals globally, with approximately 98% of these individuals located in the U.S. and approximately 2% located outside of the U.S. Earnings of our employees outside the U.S. were converted to U.S. dollars using an average currency exchange rate over the measurement period. No cost-of-living adjustments were made. The annual total compensation of the median employee and the annual total compensation of our CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2017, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)(2)	6,322,604		$4.51	7,325,196
Equity compensation plans not approved by security holders	400,000	(3)	$3.46	—
Total	6,722,604		$4.43	7,325,196
(1)	Includes the 2002 Stock Plan and the 2010 Equity Incentive Award Plan (the “2010 Plan”). The number of shares of Codexis common stock that may be issued pursuant to outstanding awards under the 2002 Stock Plan and the 2010 Plan include: (A) outstanding awards of 429,000 for performance restricted stock units, 1,154,120 performance based stock options and 560,446 shares for time-based restricted stock units and (B) 4,579,038 stock options. The weighted average exercise price shown is for stock options; other outstanding awards had no exercise price. No new awards may be made under the 2002 Stock Plan.
(2)	The 2010 Plan contains an “evergreen” provision pursuant to which the number of shares of common stock reserved for issuance under the 2010 Plan shall be increased on the first day of each year beginning in 2011 and ending in 2021, equal to the least of (A) 3,000,000 shares, (B) four percent (4%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of stock as determined by our board of directors; provided, however, no more than 40,434,717 shares of stock may be issued upon the exercise of incentive stock options.
(3)	Includes an option issued as an inducement grant to Mr. Nicols in June 2012 to acquire 400,000 shares of common stock, with an exercise price of $3.46 per share, which option vested as to 1/4th of the shares subject thereto on June 13, 2013 and the remainder of the shares will vest at a rate of 1/36th of the total shares subject to the option each month thereafter, subject to Mr. Nicols’ continued service to Codexis.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Codexis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted by the Compensation Committee of the Board of Directors:

Byron L. Dorgan (chair)
Pam P. Cheng
Kathleen S. Glaub

AUDIT MATTERS

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Codexis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to Codexis’ audited consolidated balance sheets for the fiscal years ending December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017 and the notes thereto.

Responsibilities. The audit committee operates under a written charter adopted by the board of directors. The role of the audit committee is to oversee our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The independent registered public accounting firm, BDO USA, LLP (“BDO”), is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. BDO is also responsible for expressing an opinion on our internal control over financial reporting based on its audit.

Review with Management. The audit committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or are reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

Review and Discussions with Independent Accountants. The audit committee has reviewed and discussed our audited financial statements (including the quality of Codexis’ accounting principles) with BDO. The audit committee has discussed with BDO the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. Further, the audit committee reviewed BDO’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements.

The audit committee has also received and reviewed the written disclosures and the letter from BDO required by the applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence, and has discussed with BDO its independence from us.

Conclusion. Based on the review and discussions referred to above, the audit committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted by the Audit Committee of the Board of Directors:

David V. Smith (chair)
Byron L. Dorgan
Dennis P. Wolf

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions, since January 1, 2017, to which we were a party or will be a party, in which:

•	The amounts involved exceeded or are expected to exceed $120,000; and
•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Exela

From September 2007 until December 2017, we were party to a license agreement with Exela PharmaSci, Inc. (“Exela”). Under the license agreement, as amended, we and Exela cross-licensed certain technology relating to the manufacture of argatroban, an active pharmaceutical ingredient, in exchange for rights to certain sublicensing fees or development payments and profit sharing. During the fiscal year ended December 31, 2017, Exela paid us an aggregate of approximately $2.6 million under this agreement. Thomas R. Baruch, one of our directors, serves on the board of directors of Exela and is a retired general partner in Presidio Partners 2007, L.P., which owns more than 10% of Exela’s outstanding capital stock. As such, Mr. Baruch has an indirect pecuniary interest in the shares of Exela held by Presidio Partners 2007, L.P.

Director and Officer Indemnification Agreements

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide for the indemnification of our directors, officers, and certain employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. This description of the indemnification provisions of our indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to our most recent registration statement.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related party transaction policy. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related party had or will have a direct or indirect material interest. Under the policy, the audit committee is required to review the relevant facts and circumstances of any such transaction, arrangement or relationship, including whether the transaction is on comparable terms to arm’s length dealings with third parties, the extent of the related party’s interest in the transaction, and the conflicts of interest and corporate opportunity provisions of the Codexis Code of Business Conduct and Ethics. Such transactions, arrangements or relationships may only be consummated or continue if the audit committee approves or ratifies such transaction, arrangement or relationship. If advance approval by the audit committee is not feasible, then management may preliminarily enter into the transaction, arrangement or relationship upon prior approval by the chairman of the audit committee, subject to ratification of the transaction, arrangement or relationship at the audit committee’s next regularly scheduled meeting.

Each transaction required to be reported under Item 404(a) of Regulation S-K since the beginning of last fiscal year was entered into in compliance with our related person transaction policy described above.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Based solely on a review of copies of such forms received with respect to fiscal year 2017 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock complied with the reporting requirements of Section 16(a) during fiscal year 2017, other than a late Form 4 filing for Patrick Yang with respect to a purchase of stock, and late Form 4 filings for James Lalonde, John Nicols and Gordon Sangster with respect to a performance stock award.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our proxy statement for the 2018 annual meeting of stockholders, your proposal must be received by our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, CA 94063 no later than January 8, 2018, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2018 annual meeting of stockholders, other than proposals pursuant to Rule 14a-8, you must notify us in writing and such notice must be received by us no earlier than February 14, 2019 and no later than March 15, 2019. You must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, CA 94063, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

John J. Nicols
President and Chief Executive Officer

April 27, 2018

CODEXIS, INC. 200 PENOBSCOT DRIVE REDWOOD CITY, CA 94063

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E43849-P02710 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CODEXIS, INC.
The Board of Directors recommends you vote FOR the following:

1.    Election of three Class II directors to hold office for a three-year term expiring at the 2021 annual meeting of stockholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

Nominees:		For	Withhold
1a.	Kathleen S. Glaub	☐	☐
1b.	Bernard J. Kelley	☐	☐
1c.	John J. Nicols	☐	☐

The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain
2. To ratify the selection of BDO USA, LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.				☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E43850-P02710

CODEXIS, INC.

Annual Meeting of Stockholders

June 11, 2018 9:00 AM

This proxy is solicited by the Board of Directors

By signing the proxy, you revoke all prior proxies and appoint John J. Nicols and Gordon Sangster and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments and postponements thereof. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side